EXECUTION VERSION

CO-SALE AGREEMENT

THIS CO-SALE AGREEMENT (this "Agreement") is made and entered into as of November 1, 2011 by and between Triton Media Group, LLC ("Oaktree") and Gores Radio Holdings, LLC ("Gores" and collectively with Oaktree, the "Investors").

RECITALS

WHEREAS, each Investor owns Common Stock of Westwood One, Inc., a Delaware corporation (the "Company"); and

WHEREAS, each of the Investors desires to enter into this Agreement in order to provide the other Investor the opportunity to participate, upon the terms and conditions set forth in this Agreement, in subsequent sales by such Investor of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.           Definitions.

"Affiliate" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.  The term "control," as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  "Controlled" and "controlling" have meanings correlative to the foregoing.  For purposes hereof, solely in connection with any transfer occurring prior to the "DG Shareholder Expiration Date" (as defined in the Indemnity and Contribution Agreement, dated as of July 30, 2011, among the Investors and the other parties thereto), any Person that owns 5% or more of the voting capital stock of or other ownership interests in, directly or indirectly, any other Person shall be deemed to be an Affiliate of such other Person.

"Common Stock" means the Company's class A common stock, par value $0.01 per share, and the Company's class B common stock, par value $0.01 per share.

"IRA" means the Investor Rights Agreement, dated as of April 23, 2009, by and among the Company, Gores and the other investors identified on Annex A thereto, as the same may be amended or restated from time to time.

"Person" means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

"Registration Agreement Public Sale" means any sale of Common Stock to the public pursuant to an underwritten offering registered under the Securities Act to which the Investors have the right to participate pursuant to the terms of the Registration Agreement, dated as of October 21, 2011, by and among the Company, Oaktree and Gores, as such agreement may be amended or modified from time to time.

"Securities Act" means the Securities Act of 1933, as amended from time to time.

2.           Tag-Along Rights.

(a)    Subject to Section 2(d), if any Investor proposes to transfer Common Stock (a "Tag-Along Sale") to another Person, such Investor (the "Selling Investor") shall give written notice (a "Transfer Notice") of such proposed transfer to the other Investor with respect to such Tag-Along Sale at least fifteen (15) days prior to the consummation of such proposed transfer, setting forth (i) the number of shares of Common Stock proposed to be transferred, (ii) the form and amount of consideration to be received for such Common Stock by the Selling Investor, (iii) the identity of the purchaser (the "Proposed Transferee"), (iv) any other material terms and conditions of the proposed Transfer, (v) the date of the proposed Transfer and (vi) an invitation to the other Investor to elect (if the Investor makes such election, such Investor would be the 'Tagging Investor" and, together with the Selling Investor, the "Tag Along Sellers") to include in the Tag-Along Sale Common Stock held by such Tagging Investor.  If the Tagging Investor elects to participate in such transfer, each Tag Along Seller will be entitled to sell in the proposed transfer a number of shares of Common Stock equal to the product of (A) the quotient determined by dividing (1) the aggregate number of shares of Common Stock owned by such Tag Along Seller by (2) the aggregate number of shares of Common Stock owned by all of the Tag Along Sellers participating in such proposed transfer, and (B) the aggregate number of shares of Common Stock to be sold in the contemplated transfer (such amount for each Tag Along Seller, the "Tag Along Sale Percentage").  In the case of Gores, its Tag Along Sale Percentage may be shared, to the extent required by the terms of the IRA, with the investors party to the IRA, but in no event shall the aggregate Tag Along Sale Percentage of Gores be higher than it would be if such investors did not elect to sell under the IRA.

(b)    Upon delivery of a Transfer Notice, the Tagging Investor may elect to sell Common Stock in such Tag-Along Sale, at the same price per share of Common Stock and pursuant to the same terms and conditions with respect to payment for the shares of Common Stock, including the same form of consideration, as agreed to by the Selling Investor, by sending an irrevocable written notice (a "Tag Along Participation Notice") to the Selling Investor within fifteen (15) days of the date of the Transfer Notice, indicating its election to sell up to the number of Common Stock in the Tag-Along Sale specified by such Tagging Investor in such Tag Along Participation Notice (such specified number not in any event to exceed the Tagging Investor's Tag Along Sale Percentage).  Following such fifteen-day period, the Tagging Investor that has delivered a Tag Along Participation Notice shall be permitted to sell to such Proposed Transferee, and the Selling Investor shall cause the Proposed Transferee to purchase from the Tagging Investor or shall otherwise acquire from the Tagging Investor and sell to the Proposed Transferee, on the terms and conditions set forth in the Transfer Notice, concurrently with the Selling Investor, the Tagging Investor's Tag Along Sale Percentage calculated pursuant to Section 2(a).  For the avoidance of doubt, it is understood that in order to be entitled to exercise its right to sell Common Stock in a Tag-Along Sale pursuant to this Section 2, the Tagging Investor must agree to make to the Proposed Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Investor agrees to make in connection with the Tag-Along Sale; provided that the requirement of this sentence shall apply to any third parties electing to exercise their rights to tag along on a sale by Gores under the IRA only to the extent such party is required to make representations, warranties, covenants, indemnitities and agreements under the IRA.  All costs and expenses incurred by the Selling Investor in connection with such Tag-Along Sale shall be borne on a pro rata basis in accordance with the number of shares of Common Stock being sold by each of the Tag Along Sellers.

(c)    Notwithstanding the delivery of any Transfer Notice, all determinations as to whether to complete any Tag-Along Sale and as to the timing, manner, price and other terms of any such Tag-Along Sale shall be at the sole discretion of the Selling Investor.

(d)    This Section 2 shall not apply to (i) any transfer to an Affiliate, provided that, as a precondition to such transfer, the Affiliate transferee agrees in a writing, reasonably satisfactory to the non-transferring Investor, to assume and be bound by all of such transferring Investor's obligations hereunder with respect to the shares of Common Stock subject to such transfer, (ii) any transfer in a Public Sale, (iii) any transfer pursuant to  Section 3 or (iv) any distribution of Common Stock by an Investor to its limited partners, general partners, members, equityholders or investors (provided that if such member, equityholder or investor is an Affiliate of such Investor, the proviso in subsection (i) hereof shall apply).

3.           Public Sales.

(a)    If an Investor in good faith expects to transfer shares of Common Stock pursuant to Rule 144 or otherwise through a market transaction, including a registered public offering, other than a Registration Agreement Public Sale ("Public Sales"), such Investor (hereinafter referred to as the "Public Selling Investor") shall provide written notice (a "Public Notice") of such Public Sale to the other Investor (the "Eligible Public Investor") as far in advance of such Public Sale as shall be reasonably practicable in light of the circumstances applicable to such Public Sale (but in no event less than 3 business days), which Public Notice shall set forth (i) the number of shares of Common Stock the Public Selling Investor anticipates selling pursuant to such Public Sale, (ii) an invitation to the Eligible Public Investor to elect (if the Eligible Public Investor makes such an election, such Eligible Public Investor would become the "Public Tagging Investor" and, together with the Public Selling Investor, the "Public Sellers") to include in the Public Sale shares of Common Stock held by the Public Tagging Investor, (iii) the name, address and other appropriate contact information for the broker(s) (if any) with respect to such Public Sale selected by the Public Selling Investor (the "Broker") and (iv) the action or actions required (including the timing thereof) in connection with such Public Sale with respect to the Eligible Public Investor if it elects to participate in such Public Sale (including the delivery to the  Broker of one or more stock certificates representing the shares of Common Stock of the Eligible Public Investor to be sold in such Public Sale (the "Certificates") and the delivery of such other certificates, instruments and documents as may be reasonably requested by the  Broker).  If the Public Tagging Investor elects to participate in such transfer, each Public Seller will be entitled to sell in the Public Sale a number of shares of Common Stock equal to the product of (A) the quotient determined by dividing (1) the aggregate number of shares of Common Stock owned by such Public Seller by (2) the aggregate number of shares of Common Stock owned by all of the Public Sellers participating in such proposed transfer, and (B) the aggregate number of shares of Common Stock to be sold in the contemplated Public Sale (such amount for each Public Seller, the "Public Sale Percentage").

(b)    Upon delivery of a Public Notice, each Eligible Public Investor may elect to sell shares of Common Stock in such Public Sale, at the same price per share of Common Stock and pursuant to the same terms and conditions with respect to payment for the shares of Common Stock, including the same form of consideration as agreed to by the Public Selling Investor, by sending an irrevocable written notice (a "Public Sale Participation Notice") to the Public Selling Investor within the time period specified in such Public Notice, indicating its election to sell up to the number of shares of Common Stock in the Public Sale specified by such Eligible Public Investor in such Public Sale Participation Notice (such specified number not in any event to exceed such Eligible Public Investor's Public Sale Percentage). Following the time period specified in such Public Notice, if the Public Tagging Investor has delivered a Public Sale Participation Notice, it shall be permitted to sell in such Public Sale on the terms and conditions set forth in the Public Notice, concurrently with the Public Selling Investor, the Public Tagging Investor's Public Sale Percentage of such shares of Common Stock as calculated pursuant to Section 3(a).  For the avoidance of doubt, it is understood that in order to be entitled to exercise its right to sell shares of Common Stock in a Public Sale pursuant to this Section 3, the Public Tagging Investor must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Public Selling Investor agrees to make in connection with the Public Sale.  All costs and expenses incurred by the Public Selling Investor in connection with such Public Sale shall be borne on a pro rata basis in accordance with the number of shares of Common Stock being sold by each of the Public Sellers.

(c)    The Public Selling Investor shall comply with the notice, delivery and documentation procedures and measures set forth in this Section 3 in future potential Public Sales pursuant to this Section 3.

4.           Termination.  This Agreement shall terminate upon the earliest to occur of any one of the following events:

(a)    the liquidation, dissolution or winding up of the Company; or

(b)    such time as either of the Investors (together with such Investor's Affiliates) no longer beneficially owns in the aggregate at least 25% of the outstanding shares of Common Stock owned by such Investor as of October 21, 2011).

5.           Miscellaneous.

(a)    Conditions to Exercise of Rights.  Exercise of the Investors' rights under this Agreement shall be subject to and conditioned upon, and each Investor shall use their commercially reasonable efforts to assist the other Investor in, compliance with applicable federal and state securities laws.

(b)    Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of laws thereunder.

(c)    Amendment.  No modification, amendment or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party.

(d)    Assignment of Rights.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto.  Subject to the immediately preceding sentence, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors and assigns.

(e)    Investor Representations and Warranties.   Each Investor hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles).

(f)    Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. local time of the recipient on a business day, or otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to any party at the address indicated on signature pages hereto or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

(g)    Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(h)    Attorney Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(i)    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each Investor has executed this Agreement as of the day and year first written above.

GORES RADIO HOLDINGS, LLC

By: THE GORES GROUP, LLC, its Manager

By:	/s/ Jonathan Gimbel
Name:	Jonathan Gimbel
Title:	Principal

TRITON MEDIA GROUP, LLC

By:	/s/ David Quick
Name:	David Quick
Title:	Assistant Secretary